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                                                               EXHIBIT 99.1




                                          CONTACT: MICHAEL F. BONNER
                                                   CHIEF FINANCIAL OFFICER
                                                   (800) 322-2644 EXT. 1907
[GRAPHIC OMITTED]
                                                   DIANE CALDWELL
                                                   INVESTOR RELATIONS
                                                   (800) 322-2644 EXT. 1954


FOR IMMEDIATE RELEASE


                 STRATEGIC DISTRIBUTION, INC. COMPLETES SALE OF
                               INVENTORY TO KRAFT


Bensalem, PA - May 20, 2002 - Strategic Distribution, Inc. (Nasdaq: STRD), a leading provider of MRO supply chain management services, today announced that it has completed the sale of inventory to Kraft Foods North America, Inc. (Kraft) in connection with the termination of the Kraft industrial supply services agreement.

As previously announced, Strategic Distribution, Inc. (SDI) and Kraft have agreed to terminate their industrial supply services agreement since the existing agreement proved uneconomical for SDI. On May 13, 2002, SDI sold its Kraft inventory to Kraft at normal selling prices. The value of the sale was $26.2 million and the related gross margin was $1.7 million. Payment was received from Kraft on May 16, 2002. SDI's cash and equivalents have increased as a result of this payment and today are $38 million.

In the first quarter of 2002, SDI's revenues from Kraft were $23.2 million. SDI expects to transition the industrial supply services to Kraft during the second and third quarters of 2002. As a result, Kraft revenues in the second, third and fourth quarters of 2002 are expected to be approximately $20 million, $5 million and zero, respectively. SDI plans to reduce its operating costs as a result of the revenue decline.

SDI and Kraft are currently finalizing employee transition plans, the outcome of which will affect the severance charge that SDI will incur in connection with the reduction in force. SDI expects, based upon current estimates, to recognize a charge for severance costs in the 2002 second quarter of not more than $1 million. Additionally, as a result of the termination of the Kraft services agreement, SDI is reviewing the impact on its In-Plant Store(R) support structure. This review includes reassessing the recoverability of certain capital investments. SDI, pending the outcome of the reassessment, may record a non-cash charge in the 2002 second quarter.

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Lastly, as a result of the $26 million receipt of cash related to the Kraft inventory sale, SDI has postponed its new credit agreement negotiations and will not establish a new credit agreement in the second quarter of 2002 as previously planned.

R.C. Whitaker, President and CEO of Strategic Distribution stated, "The sale of inventory and receipt of cash is the first significant milestone in the Kraft transition. I am pleased that both parties are working together to accomplish an orderly transition. As stated previously, the termination of the Kraft services agreement is a continuation of our overall effort to improve the profitability of our contracts. The working capital requirements and margins of the Kraft contract proved uneconomical for us. The conversion of the Kraft inventory to cash further improves our liquidity and provides us with many options for increasing shareholder value. Those options are currently under review by both SDI's Directors and management."

Strategic Distribution, Inc. is a leading provider of industrial supply services to commercial and industrial customers. The Company provides proprietary services that reduce costs and inefficiencies in the procurement and management of maintenance, repair and operating ("MRO") materials. For large industrial facilities, the Company's In-Plant Store program offers a comprehensive MRO outsourcing solution through which the Company manages all aspects of industrial supply and logistics. More information on SDI is available on their web site at WWW.IN-PLANTSTORE.COM.


The foregoing paragraphs contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's 2001 annual report as filed on Form 10-K with the Securities and Exchange Commission.



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